Exhibit 10.8

AURA MINERALS INC.

(as the Guarantor)

and

ITAU UNIBANCO S.A.

(as the Beneficiary)

GUARANTEE

CONTENTS

1	Interpretation	1

2	Representations and Warranties	2

3	Guarantee	4

4	Waivers and Remedies Cumulative	6

5	Miscellaneous	6

6	Notices	7

7	Language	7

8	Jurisdiction	8

9	Governing Law	8

THIS GUARANTEE is dated January 21, 2025, and is made as a deed,

1	AURA MINERALS INC., a company registered under the laws of the British Virgin Islands with registered number 1932701, and whose registered office is at Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands (the Guarantor);

2	ITAU UNIBANCO S.A., a financial institution incorporated under the laws of Brazil, with registered number (CNPJ 60.701.190/0001-04), and with office at Praca Alfredo Egydio de Souza Aranha, 100, Torre Olavo Setubal, CEP 04344-902, Sao Paulo, Sao Paulo, Brazil, hereby represented in accordance with its Bylaws (the Beneficiary).

BACKGROUND

A	The Guarantor wishes to guarantee certain obligations of Almas (as defined below) to the Beneficiary.

B	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1	Interpretation

1.1	Definitions

In this Guarantee:

Agreement means the swap agreement ((a) a Confirmação de Operação de Swap de Fluxo de Caixa n° 109824100014800 (“Confirmação Swap”); (b) o Convênio para Celebração de Operações de Derivatives na 33478) dated on or about October 15, 2024, entered into, by and between Almas and the Beneficiary.

Almas means Aura Almas Mineração S.A., a corporation (sociedade por ações de capital fechado) incorporated under the laws of Brazil, headquartered at Fazenda Mateus Lopes, S/N, Zona Rural, CEP 77310-000, Almas, Tocantins, Brazil, enrolled in the CNPJ/ME under No. 08.213.823/0001-07, with its corporate documents registered before the Board of Trade of the State of Tocantins under NIRE 17.300.009.423.

Secured Liabilities means all amounts (including all of the principal, interest, fees, indemnities and other) payable by Almas to the Beneficiary now existing or hereafter incurred under, arising out of or in connection with the Agreement or any other document in connection with the Agreement.

Security Interest means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

Security Period means the period beginning on the date hereof and ending on the date on which the Beneficiary acknowledges and confirms that all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

1.2	Construction

Capitalized terms defined in the Agreement have, unless expressly defined in Guarantee, the same meaning in this Guarantee.

(a)	In this Guarantee, unless the contrary intention appears, a reference to:

(i)	assets includes properties, revenues and rights of every description;

(ii)	an authorization includes an authorization, consent, approval, resolution, license, exemption, filing and registration;

(iii)	indebtedness shall be construed so as to include any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent, liquidated or unliquidated;

(iv)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organization;

(v)	tax shall be construed so as to include any tax, fund, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying of the same);

(b)	a provision of law is a reference to that provision as amended or re-enacted;

(c)	a Clause or a Schedule is a reference to a clause of or a schedule to this Guarantee;

(d)	a person includes its successors and assigns;

(e)	a time of day is a reference to time in the British Virgin Islands;

(f)	if the Beneficiary considers that an amount paid by Almas or the Guarantor to the Beneficiary is capable of being avoided or otherwise set aside on the liquidation of Almas or the Guarantor or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of this Guarantee;

(g)	a reference in this Guarantee to any assets includes, unless the context otherwise requires, present and future assets;

(h)	references to the singular include the plural, and vice versa; and

(i)	the index to and headings in this Guarantee are for convenience only and are to be ignored in construing this Guarantee.

2	Representations and Warranties

The Guarantor makes the representations and warranties set out in this Clause 2 to the Beneficiary, in its capacity.

2.1	Status

It is a company validly existing and in good standing under the laws of the British Virgin Islands and it has the power to own its assets, sue and be sued in its own name and to carry on its business as it is now being conducted.

2.2	Powers and authority

It has full legal power and authority to (i) own, operate and lease Its properties and assets, and to conduct its business as currently conducted; (ii) enter into this Guarantee to which it is a party and to perform its obligations under this Guarantee, and (iii) execute and deliver this Guarantee and to perform its obligations under this Guarantee.

2.3	Legal validity

The obligations expressed to be assumed by it under this Guarantee are legal, valid and binding obligations enforceable in accordance with their terms.

2.4	Non-conflict

Neither the execution and delivery of this Guarantee, nor the compliance by the Guarantor with its obligations under this Guarantee (i) conflicts with, or results in the breach of any provision of, the memorandum and articles of association of the Guarantor, or leads to any loss of right or benefit; (ii) results in the creation or imposition of any lien upon any part of the assets, properties or business related to the Guarantor’s activity (or right inherent therein); (iii) results in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract or permit; (iv) violates any legal requirement or judicial or administrative order.

2.5	Authorizations

All consents, licenses, approvals, authorizations, registrations, recordings or filings required or desirable in connection with the entry into, or performance, validity, and enforceability of, and the transactions contemplated by, this Guarantee have been duly obtained or effected and are in full force and effect.

2.6	Litigation

No litigation, arbitration or administrative proceeding is current, pending or, to its knowledge, threatened which might, if adversely determined, have a material adverse effect on the business, assets, financial condition or results of operations of the Guarantor, on the ability of the Guarantor to perform its obligations under this Guarantee or which purport to effect the legality, validity or enforceability of this Guarantee. There has been no failure by the Guarantor to make any payment resulting from a court order or judgment.

2.7	Pari passu ranking

The claims of the Beneficiary against the Guarantor under this Guarantee rank at least pari passu with all its unsecured creditors.

2.8	Security Interests

The execution of this Guarantee and the Guarantor’s exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige it to create any Security Interest over all or any of its present or future revenue or assets.

2.9	Liquidation

It has not taken any corporate action and no other steps have been taken or legal proceedings been started or are threatened against it for its liquidation, dissolution or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets or revenues.

2.10	Times for making representations and warranties

Times for making representations and warranties set out in this Clause 2 (Representations and Warranties):

(a)	are made on the date of this Guarantee; and

(b)	are deemed to be repeated on each day of the Security Period.

3	Guarantee

3.1	Financial Guarantee

The Guarantor hereby irrevocably and unconditionally:

(a)	guarantees to the Beneficiary, as principal obligor and not merely as surety, the due, full and prompt payment of the Secured Liabilities by Almas and performance by Almas of all its obligations under and in accordance with the terms of the Agreement and the due, full and punctual payment of all sums payable now or in the future to the Beneficiary by Almas when and as the same shall become due;

(b)	undertakes to the Beneficiary that, if and whenever Almas does not pay any amount when due, the Guarantor shall, on demand by the Beneficiary, pay such amount as if such Guarantor instead of Almas were expressed to be the primary obligor;

(c)	acknowledges that the Guarantee shall be a first demand guarantee if and to the extent that any of the Secured Liabilities remain unpaid when due and payable; and

(d)	indemnifies the Beneficiary, on demand against any loss or liability suffered by them as a result of any obligation guaranteed by the Guarantor being or becoming unenforceable, invalid or illegal.

3.2	Continuing Guarantee

The guarantee specified in Clause 3.1 is a continuing guarantee and shall remain in full force and effect throughout the Security Period. In the event that this Guarantee is, for any reason, partially honored by the Guarantor and any part of the Secured Liabilities are still due (or may become due) by Almas, the Guarantor shall remain liable for the Secured Liabilities in accordance with the terms of this Guarantee.

3.3	Reinstatement

Where any discharge (whether in respect of the obligations of Almas, any security for such obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on insolvency, administration, liquidation or otherwise without limitation, the liability of the Guarantor under Clause 3.1 shall continue as if there had been no such discharge or arrangement. The Beneficiary shall be entitled to concede or compromise any claim that any such payment, security or other disposition is liable to avoidance or repayment.

3.4	Waiver of Defenses

Except to the extent that the Guarantor is specifically released in writing by the Beneficiary, the obligations of the Guarantor under this Guarantee shall not be affected by any circumstance, act, omission, matter or thing which might operate to release or otherwise exonerate the Guarantor from its obligations hereunder in whole or in part, whether or not known to the Beneficiary, including:

(a)	any time, indulgence or waiver granted to or composition with Almas or any other person; or

(b)	the release of Almas or any other person under the terms of any composition or arrangement with any creditor; or

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or take up or enforce any rights or remedies against any security or the Guarantor or Almas or any other person or any non-presentment or non-observance of any formality or other requirements in respect of any instruments or any failure to obtain the full value of any security; or

(d)	any legal limitation, disability, incapacity, lack of power, authority or legal personality of, or dissolution or change in the members or status of, or other circumstance relating to the Almas or any other person; or

(e)	any variation (however fundamental and whether or not involving any increase in the liability of the Almas, or replacement of the Agreement any other document or security and any agreement contemplated by this Guarantee) so that references to the Agreement or other document or security in this Guarantee shall include each such variation or replacement; or

(f)	any unenforceability, illegality, invalidity or frustration of any obligations of the Almas or any other person or any other document or security, or any failure of the Almas to become bound by the terms of the Agreement or any of the Secured Liabilities, in each case whether through any want of power or authority or otherwise; or

(g)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Almas resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

3.5	Immediate Recourse

The Guarantor waives any right it may have of first requiring the Beneficiary to proceed against or enforce any other rights or security of or claim payment from or file any proof or claim in any insolvency, administration, winding up or liquidation proceedings relating to Almas and/or any other person guaranteeing the Secured Liabilities before claiming from such Guarantor under this Guarantee.

3.6	Preservation of Rights

In case of delay in payments of any kind by Almas to the Beneficiary and until such late payments have been irrevocably paid in full, the Beneficiary, may hold any monies received from the Guarantor or on account of any Guarantor’s liability under this Guarantee.

3.7	Non-competition

In case of delay in payments by Almas to the Beneficiary and until such late payments have been irrevocably paid in full, the Guarantor shall not:

(a)	be subrogated to any rights, security or monies held, received or receivable by the Beneficiary or be entitled to any right of contribution or indemnity in respect of any payment made or monies received on account of Almas’ liability to the Beneficiary and, to the extent that the Guarantor is so subrogated or entitled by law, the Guarantor hereby (to the fullest extent permitted by law) waives and agrees not to exercise those rights or security or that right of contribution or indemnity;

(b)	be entitled or claim to rank as a creditor in the insolvency, administration, winding-up, liquidation (or similar or analogous events) of Almas in competition with the Beneficiary unless otherwise required by the Beneficiary or by law (in which case the proceeds, if any, of any claim in respect of any rights, security or monies filed by the Guarantor with a receiver, liquidator or other similar official, will be immediately transferred by the Guarantor to the Beneficiary to be applied to the Secured Liabilities; or

(c)	be entitled to receive, claim or have the benefit of any payment, distribution or security from or on account of Almas or exercise any right of set-off as against Almas (and, without prejudice to the foregoing, the Guarantor shall forthwith pay to the Beneficiary, an amount equal to any such setoff in fact exercised by it and forthwith pay or transfer, as the case may be, to the Beneficiary any such payment or distribution or benefit of security in fact received by it).

3.8	Additional Security

This Guarantee shall be in addition to and shall not in any way be prejudiced by any other security now or hereafter held by the Beneficiary as security for, or capable of being applied against, the obligations of Almas.

3.9	Certificate

A certificate of the Beneficiary as to any amount due from Almas in respect of the Secured Liabilities or any of it shall, in the absence of manifest error, be prima facie evidence of such amount as against the Guarantor.

3.10	Payments

All payments made by the Guarantor under this Guarantee shall be made free and clear of, and without deduction for, any taxes, costs or expenses (including withholding taxes) (Taxes), provided that if any Taxes are required to be withheld from any amounts payable to the Beneficiary, the amounts so payable to the Beneficiary shall be increased to the extent necessary to yield to the Beneficiary (after payment of all Taxes) the same amount it would be entitled to receive without the payment of such Taxes.

4	Waivers and Remedies Cumulative

(a)	The rights of the Beneficiary, under this Guarantee:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and are not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically by the Beneficiary.

(b)	Delay in exercising or non-exercise of any such right shall not be construed as a waiver of that right.

5	Miscellaneous

5.1	Severability

If a provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Guarantee; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Guarantee.

5.2	Amendments

This Guarantee may only be amended by an instrument in writing signed by each party to this Guarantee.

5.3	Waiver

(a)	No waiver of any right or rights arising under this Guarantee shall be effective unless such waiver is in writing and signed by the party whose rights are being waived.

(b)	No waiver by a party of a failure by the other party to perform any provision of this Guarantee shall operate or be construed as a waiver in respect of any other failure whether of a like or different character.

5.4	Counterparts

This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee. Delivery by facsimile transmission or electronic transmission of a .pdf copy of an executed counterpart of this Guarantee shall be effective as delivery of an original executed counterpart of this Guarantee.

6	Notices

Giving of notices

All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by electronic mail or facsimile transmission with confirmation of delivery, as follows:

(a)	by hand (in which case, it will be effective upon delivery);

(b)	by facsimile or electronic transmission including email (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c)	by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the next business day after being deposited with such courier service); in each case, to the address (or facsimile number) listed below (or to such other address or facsimile number as a party may designate by notice to the other parties):

If to the Guarantor:

Name: Aura Minerals Inc.

Address:	c/o Aura Technical Services Inc. 255 Giralda Ave, Suite 06W102, Coral Gables, FL 33134, USA

E-mail:	rvelazquez@auraminerals.com
Attention:	Rodrigo Velazquez

or such other as the Guarantor may notify to the Beneficiary by not less than 10 (ten) days’ notice in writing;

and

If to the Beneficiary are:

Name: Itau Unibaco S.A.

Address:	Praca Alfredo Egydio de Souza Aranha, 100, Torre Olavo Setubal, CEP 04344-902, Sao Paulo, Sao Paulo, Brazil

Email:	pedro.castiglione@itaubba.com

Attention:	Pedro Paulo Chaves Castiglione

or such other as the Beneficiary may notify to the Guarantor by not less than 10 (ten) days’ notice in writing.

7	Language

All documents and notices provided or given in connection with this Guarantee shall be:

(a)	in English; or

(b)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

8	Jurisdiction

8.1	Submission

For the benefit of the Beneficiary, the Guarantor agrees that the courts of the British Virgin Islands have jurisdiction to hear and determine any action, suit or proceeding, and settle any disputes, in connection with this Guarantee or the Secured Liabilities and accordingly submits to the jurisdiction of the British Virgin Islands courts.

8.2	Forum convenience and enforcement abroad

8.2.1	The Guarantor:

(i)	waives objection which it may have to such courts referred to in Clause 8.1 (and respective sections) on the grounds of inconvenient forum or otherwise as regards proceedings in connection with this Guarantee or the Secured Liabilities.

(ii)	agrees that a judgment or order of such courts referred to in Clause 8.1 (and respective sections) in connection with this Guarantee or the Secured Liabilities is conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

8.3	Non-exclusivity

Nothing in this Clause 8 (and respective sections) limits the right of the Beneficiary to bring proceedings against the Guarantor in connection with this Guarantee or the Secured Liabilities concurrently in more than one jurisdiction.

8.4	Security for costs

To the extent that the Guarantor may, in any suit, action or proceeding brought in a court in any jurisdiction arising out of or in connection with this Guarantee or the Secured Liabilities be entitled to the benefit of any provision of law requiring the Beneficiary in such suit, action or proceeding to post security for the costs of the Beneficiary, or to post a bond or take similar action, the Guarantor hereby irrevocably waives any such benefit, in each case to the fullest extent now or hereafter permitted under the laws of such jurisdiction.

9	Governing Law

This Guarantee is governed by British Virgin Islands law.

This Guarantee is entered into the date first above written.

EXECUTION PAGE

The parties have executed this deed on the day and year first above written

Guarantor

/s/ Joao Kleber Cardoso

Executed and delivered as a deed by

AURA MINERALS INC.

acting by its duly authorised signatory, Joao Kleber Cardoso (CFO and Corporate Secretary)

Beneficiary

/s/ Milton Silva Araujo

/s/ Vagner Bearah

Executed and delivered as a deed by

ITAU UNIBANCO S.A.

acting by its duly authorised signatory (Authorised Signatory)